September 2017 Pricing Sheet dated September 1, 2017 relating to Preliminary Terms No. 1,814 dated August 30, 2017 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. and International Equities

PLUS Based on a Basket Consisting of Two Indices and Two Exchange-Traded Funds due October 4, 2018

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – SEPTEMBER 1, 2017
	Issuer:			Morgan Stanley
	Maturity date:			October 4, 2018
	Original issue price:			$10 per PLUS
	Stated principal amount:			$10 per PLUS
	Pricing date:			September 1, 2017
	Original issue date:			September 7, 2017 (3 business days after the pricing date)
	Aggregate principal amount:			$2,719,300
	Interest:			None
Basket:	Basket component		Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	S&P MidCap 400® Index (the “MID Index”)		MID	25%	1,737.79	0.014386088
	Russell 2000® Index (the “RTY Index”)		RTY	25%	1,413.571	0.017685705
	Shares of the iShares® MSCI EAFE ETF (the “EFA Shares”)		EFA UP	25%	$66.99	0.373190028
	Shares of the iShares® MSCI Emerging Markets ETF (the “EEM Shares”)		EEM UP	25%	$45.16	0.553587245
We refer to the MID Index and the RTY Index, collectively, as the underlying indices, and the EFA Shares and the EEM Shares, collectively, as the underlying shares and, together with the underlying indices, as the basket components.
	Payment at maturity (per PLUS):			▪ If the final basket value is greater than the initial basket value: $10 + the leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

▪          If the final basket value is less than or equal to the initial basket value:

$10 x basket performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and could be zero.

	Leveraged upside payment:			$10 × leverage factor × basket percent increase
	Leverage factor:			300%
	Basket percent increase:			(final basket value – initial basket value) / initial basket value
	Basket performance factor:			final basket value / initial basket value
	Maximum payment at maturity:			$11.12 per PLUS (111.20% of the stated principal amount)
	Minimum payment at maturity:			None
	Initial basket value:			100, which is equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which was determined on the pricing date.
	Final basket value:			The basket closing value on the valuation date.
	Valuation date:			October 1, 2018, subject to postponement for non-index business days or non-trading days, as applicable, and certain market disruption events.
	Basket closing value:			The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.
	Basket component closing value:			On any day: in the case of each underlying index, the index closing value. In the case of each of the underlying shares, the closing price of one share of such underlying shares times the then-current adjustment factor for such underlying shares.
	Multiplier:			The multipliers were set on the pricing date based on each basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the PLUS. See “Basket—Multiplier” above.
	Adjustment factor:			With respect to each of the underlying shares, 1.0, subject to adjustment for certain events affecting such underlying shares.
	Listing:			The PLUS will not be listed on any securities exchange.
	CUSIP / ISIN:			61766A848 / US61766A8484
	Agent:			Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
	Estimated value on the pricing date:			$9.72 per PLUS. See “Investment Overview” in the accompanying preliminary terms.
	Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
	Per PLUS	$10	$0.175(1)
			$0.05(2)	$9.775
	Total	$2,719,300	$61,184.25	$2,658,115.75

(1) Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.175 for each PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

(3) See “Use of proceeds and hedging” in the accompanying preliminary terms.

“Standard & Poor’s®,” “S&P®,” “S&P MidCap 400®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P MidCap 400® Index” in the accompanying index supplement.

The “Russell 2000® Index” is a trademark of FTSE Russell. The PLUS are not sponsored, endorsed, sold or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the PLUS.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the PLUS” at the end of this document.

Preliminary Terms No. 1,814 dated August 30, 2017

Product Supplement for PLUS dated February 29, 2016     Index Supplement dated January 30, 2017    Prospectus dated February 16, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.